Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES EXPIRATION OF EXCHANGE OFFER AND CONSENT SOLICITATION

July 25, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX), or SAE, today announced the expiration at 11:59 p.m., New York City time, on July 22, 2016 (the “Expiration Time”), of its previously announced (A) offer to exchange (the “Exchange Offer”) any and all of its outstanding 10.000% Senior Secured Notes due 2019 (the “Existing Notes”) for up to (i) $70,000,000 principal amount of SAE’s new 10.000% Senior Secured Second Lien Notes due 2019 (the “New Notes”) and (ii) after giving effect to a 135-to-1 reverse stock split, 6,497,979 newly issued shares (the “Shares”) of SAE’s common stock, upon the terms and subject to the conditions set forth in SAE’s Exchange Offer Memorandum and Consent Solicitation Statement dated June 24, 2016 (together with the related letter of transmittal, the “Memorandum”) and (B) consent solicitation (the “Consent Solicitation”) related to the adoption of proposed amendments to the indenture governing the Existing Notes, the related security and collateral agreements relating to the Existing Notes and the intercreditor agreement to which the Existing Notes are subject (the “Proposed Amendments”), each as described in the Memorandum. As previously announced, the Proposed Amendments were adopted on June 29, 2016 following SAE’s irrevocable receipt of the requisite consents of holders of the Existing Notes.
Following SAE’s adoption of the Proposed Amendments, any outstanding Existing Notes are subject to the terms of the agreements implementing the applicable Proposed Amendments. The complete terms and conditions of the Exchange Offer and Consent Solicitation are set forth in the Memorandum.
As of the Expiration Time, according to D.F. King & Co., Inc., the exchange agent for the Exchange Offer and the Consent Solicitation, the aggregate principal amount of Existing Notes tendered at or prior to the Expiration Time was $138,128,000, or approximately 98.7% of the $140,000,000 of outstanding Existing Notes. SAE intends to accept all such tendered Existing Notes for exchange and expects to pay the exchange consideration with respect to such Existing Notes on July 27, 2016 (the “Settlement Date”).
In exchange for each $1,000 principal amount of Existing Notes tendered and accepted for exchange by SAE, holders of such Existing Notes will receive on the Settlement Date the exchange consideration, which consists of (i) $500 principal amount of New Notes and (ii) 46.41 Shares (giving effect to the 135-to-1 reverse stock split), together with accrued and unpaid interest paid in the form of additional New Notes and cash in lieu of any fractional shares to be issued, each as described in the Memorandum. No additional consideration has been or will be paid to holders of Existing Notes in connection with the Consent Solicitation. The New Notes will bear interest at a rate of 10.000% per annum payable in cash, accruing from the Settlement Date, provided that for each interest payment through and including July 15, 2017, SAE may, at its option, pay interest in kind by

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issuing additional New Notes (“PIK Notes”). Interest paid in kind will accrue at a rate per annum of 11.0%, and any PIK Notes will be fungible with, and will accrue interest at the same rate as, the New Notes. The New Notes will be fully and unconditionally guaranteed on a senior secured second lien basis by each of SAE’s existing and future domestic restricted subsidiaries, except for immaterial subsidiaries and foreign subsidiaries (the “New Guarantees”). These are the same subsidiaries that currently guarantee the Existing Notes.
The New Notes and the New Guarantees will be secured by a second-priority lien on substantially all of SAE’s and the guarantors’ assets, subject to certain exceptions and permitted liens. The liens on assets that secure the New Notes and the New Guarantees will be contractually subordinated to liens securing SAE’s existing revolving credit facility with Wells Fargo Bank (the “Existing Revolving Credit Facility”) and the previously announced $30 million multi-draw senior secured term loan facility that SAE entered into on June 29, 2016 with certain holders of Existing Notes (the “New Senior Loan Facility”), as described in the Memorandum. The liens on assets that secure the New Notes and the New Guarantees will be senior to those securing any Existing Notes (and the guarantees thereof) that remain outstanding following the Exchange Offer. The New Notes and the New Guarantees will be subordinated to indebtedness under the Existing Revolving Credit Facility and New Senior Loan Facility to the extent of the value of such collateral. The New Notes and the New Guarantees will not be secured by the assets of SAE’s subsidiaries that do not guarantee the New Notes.
The New Notes, the New Guarantees and the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. As a result, these securities will be transfer restricted securities within the meaning of the U.S. federal securities laws. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any of these securities, in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release is being issued pursuant to Rule 135c under the Securities Act.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events, including regarding SAE’s ability to consummate the Exchange Offer on the Settlement Date and its ability to succeed in, or realize the benefits of, any of the restructuring and recapitalization transactions. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Amendment No. 1 thereto. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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